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EXHIBIT 12
Statement re: Computation of Ratio of Earnings to Fixed Charges
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                                                        Three months ended June 30,       Six months ended June 30,
                                                          2000               1999            2000           1999
                                                         -------           -------         -------         -------
                                                                         (restated)                      (restated)
Fixed Charges:
  Interest Expense (including
    amortization of deferred debt cost)                  $10,191           $ 6,913         $18,449         $13,431
  Interest Capitalized                                     3,010             1,642           5,780           2,956
                                                         -------           -------         -------         -------

    Total Fixed Charges                                  $13,201           $ 8,555         $24,229         $16,387
                                                         =======           =======         =======         =======

Earnings:
  Net (loss) before income tax benefit,
    net gain (loss) on real estate sales
    extraordinary items and
    cumulative effect of change in
    accounting principle                                 $ 8,912           $12,099         $16,134         $24,031
  Fixed Charges                                           13,201             8,555          24,229          16,387
  Capitalized Interest                                    (3,010)           (1,642)         (5,780)         (2,956)
                                                         -------           -------        --------         -------
    Total Earnings                                       $19,103           $19,012        $ 34,583         $37,462
                                                         =======           =======        ========         =======
Ratio of Earnings to Fixed Charges                          1.45              2.22            1.43            2.29
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